NEWS RELEASE

Online Disruptive Technologies Announces Asian patents and Initial Test Results
Nevada, September 13, 2016: Online Disruptive Technologies, Inc. (OTC: ONDR) (the "Company") is pleased to announce that its majority owned Israeli subsidiary, Savicell Diagnostic Ltd. (“Savicell”™), has received patent approval from the Chinese and Japanese patent offices effective as of May 12, 2016 and July 29th, 2016 respectively. Title: “METHODS OF MONITORING AND ANALYZING METABOLIC ACTIVITY PROFILES DIAGNOSTIC AND THERAPEUTIC USES OF SAME” . The technology has now received intellectual property protection with a patent approved in the United States, China and Japan. Furthermore, the patent process is ongoing in several other countries.

The Savicell™ platform is a blood test designed for the early detection of disease. It is a broad platform with applications for cancer, autoimmune diseases, and infectious diseases.  While our focus initially is on early diagnosis of disease, we believe our technology may have additional applications in drug response monitoring for therapies that impact immune response. Immunotherapy, both for treating cancer and autoimmune diseases, is an example where metabolic shift profiles could indicate response to drug treatment.

Initially, Savicell is focused on the multibillion-dollar cancer diagnosis market.  Savicell deploys Well-Shield™ technology, a Liquid ImmunoBiopsy™ diagnostic platform.  In contrast to existing technologies that evaluate secretions of cancer cells, Well-Shield’s ImmunoBiopsy platform receives data directly from the immune system.  Importantly, Well-Shield is different in that it is a functional test measuring the metabolic activation profile of the immune system as an indicator of disease status. As an immune system test, it is inherently suited for early detection.

Disease intrusion and cell malformation, including cancer, are first detected by the immune system, which energizes to rid the body of the malignancy. The initial immune response to disease is intricate, deploying different metabolic pathways and subtypes of cells. The Well-Shield™ technology is designed to detect and interpret these differential metabolic responses.

The need for simpler and more efficient processes for cancer detection has incentivized some 38 companies in the USA to work on creating liquid biopsies. In a 2015 report, investment bank Piper Jaffray valued the potential market for liquid biopsies at $29 billion just in the United States.

Savicell conducted clinical work for tests specific to breast and lung cancers in multiple medical centers. We had encouraging early reviews of our breast cancer and lung cancer analyses, albeit on relatively small sample sizes.  Specifically, we distinguished between breast cancer patients and healthy donors, and lung cancer patients and healthy donors, with high sensitivity and specificity of greater than 95% in both cancers.  In addition, we were able to show that there is a metabolic profile difference between other breast disease donors and breast cancer donors and between chronic obstructive pulmonary disease donors and lung cancer donors.

Based on this early potential, Savicell decided to focus our resources on lung cancer as our lead product.  We are working to increase the population size of the lung cancer clinical test and continue to fine-tune a predictive algorithm to identify lung cancer. Early results of this effort generated promising cross-validation of 72 donors from our clinical study. This cohort includes 36 diseased donors, together with a control group of 36 age- and sex-matched healthy donors. In practice this means that every lung cancer patient in the cohort was matched with a healthy donor of the same gender and similar age. This practice helps us control for sampling biases.

Table 1 - Cross-validation (CV)
CV:	None	Leave one out	Leave two out	Stratified 20-fold CV
Sensitivity	92%	92%	92%	86%
Specificity	78%	75%	69%	69%
Positive predictive value	80%	79%	75%	74%
Negative predictive value	90%	90%	89%	83%

Cross-validation (CV) – we let the algorithm train on a large subset of labeled donors, and then let it make a prediction on a small subset of unlabeled donors that were not in the training set. This process is repeated several times until every donor in the cohort is given a prediction. While we are pleased with these promising results, please note that results can change as we increase the cohort size.

In the longer term, we plan to develop a screening test for lung cancer.  However, our initial goal is to provide an additional tool for clinicians, designed to assist in the diagnosis of indeterminate nodules identified by imaging. The Well-Shield test is intended to help a clinician decide on invasive and/or non-invasive follow-up. It could help reduce the majority of the false positive results and reduce the number of unnecessary invasive procedures by more than 200,000 annually in the US (See footnotes (1) and (2)).  As a result, Well-Shield’s test could drive $3.6 billion in annual cost savings in the USA alone.

Footnotes: (1) Moving Beyond the National Lung Screening Trial: Discussing Strategies for Implementation of Lung Cancer Screening Programs Bernando H.L. Goulard, The Oncologist. 2013 Aug; 18(8): 941–946
(2) Assume 10 million patients screened and sensitivity and specificity of 92% and 75% respectively.  Well-Shield may have higher or lower sensitivity and/or specificity.

Contact: Giora Davidovits
978-289-9056
Info@savicell.com
Notice Regarding Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that our technology is designed to be deployed for early detection of diseases; that our technology may have additional applications in drug response monitoring for therapies that impact immune response, that the Well-Shield™ technology is designed to detect and interpret differential metabolic responses. that Well-Shield could help reduce the majority of the false positive results and reduce the number of unnecessary invasive procedures by more than 200,000 annually in the US therefore could save $3.6 billion annually in the USA alone.; and that we have patent protection on our technology.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug and treatment discovery and development, which include, without limitation, the potential failure of development candidates to advance through clinical studies or demonstrate safety and efficacy in clinical testing; our ability to retain key employees; our ability to finance development; and our ability to satisfy the rigorous regulatory requirements for new medical procedures. Good results in small trials and among limited cases does not necessarily lead to the same good results for large numbers or in the general public.  Competitors may develop better or cheaper alternatives to our products. Having patented technology does not guarantee that our patents may not be challenged, or that we may be infringing on the intellectual property of others. We may not be able to commercialize our product and even if we do, we may not realize any profit. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  All forward-looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update this press release to reflect events or circumstances after today’s date. Readers should also refer to the risk factors disclosure outlined in our periodic reports filed from time-to-time with the Securities and Exchange Commission.

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